FOR IMMEDIATE RELEASE
Lam Research Corporation Announces $5 Billion Share Repurchase Authorization and Declares Quarterly Dividend

FREMONT, CA -- (GLOBE NEWSWIRE) – November 5, 2020 -- Lam Research Corporation (Nasdaq: LRCX) today announced that its Board of Directors approved a $5 billion share repurchase authorization and a quarterly dividend of $1.30 per share of common stock.
The company is authorized to repurchase up to $5 billion of common stock; this authorization supplements the remaining balances from any prior authorizations. Repurchases may be made through both public market and private transactions and may include the use of derivative contracts and structured share repurchase agreements. This repurchase program has no termination date and may be suspended or discontinued at any time.
The dividend payment will be made January 6, 2021 to holders of record on December 9, 2020. Future dividend payments are subject to review and approval by the Board of Directors.
About Lam Research:

Lam Research Corporation is a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. As a trusted, collaborative partner to the world’s leading semiconductor companies, we combine superior systems engineering capability, technology leadership, and unwavering commitment to customer success to accelerate innovation through enhanced device performance. In fact, today, nearly every advanced chip is built with Lam technology. Lam Research (Nasdaq: LRCX) is a FORTUNE 500® company headquartered in Fremont, Calif., with operations around the globe. Learn more at www.lamresearch.com. (LRCX-F)
Caution Regarding Forward-Looking Statements:

Statements made in this press release that are not of historical fact are forward-looking statements and are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, but are not limited to, our plans to make dividend payments, declare dividends, or increase dividends over time, or the timing or frequency of dividend increases, our engineering capabilities, our technology leadership, our commitment to customer success, and our continued ability to accelerate innovation and enhance device performance. Some factors that may affect these forward–looking statements include: the severity, magnitude and duration of the COVID–19 pandemic (and the related governmental, public health, business and community responses to it), and their impacts on our business, results of operations and financial condition, are evolving and are highly uncertain and unpredictable; business, political and/or regulatory conditions in the consumer electronics industry, the semiconductor industry and the overall economy may deteriorate or change; the actions of our customers and competitors may be inconsistent with our expectations; and widespread outbreaks of illness may impact our operations and revenue in affected areas; as well as the other risks and uncertainties that are described in the documents filed or furnished by us with the Securities and Exchange Commission, including specifically the Risk Factors described in our annual report on Form

10-K for the fiscal year ended June 28, 2020 and quarterly report on Form 10-Q for the quarter ended September 27, 2020. These uncertainties and changes could materially affect the forward-looking statements and cause actual results to vary from expectations in a material way. The Company undertakes no obligation to update the information or statements made in this press release.
Company Contacts:
Ram Ganesh
Investor Relations
(510) 572 – 1615
Email: investor.relations@lamresearch.com

Source: Lam Research Corporation###